                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                               Fiscal Year Ended
                                    ----------------------------------------------------------------------
                                    October 26,    October 27,    October 28,    October 31,    October 31,
                                       2002           2001           2000           1999           1998
                                    ----------     ----------     ----------     ----------     ----------
Earnings (loss) from continuing
  operations before taxes           $   84,151     $   17,802     $   88,316     $    2,591     $  (15,111)
Fixed charges from continuing
  operations
    Interest expense and
      amortization of debt
      discount and issuance
      costs on all indebtedness         11,427             --             45            459            557
     Interest included in rent           6,679          5,507          1,381            428            268
                                    ----------     ----------     ----------     ----------     ----------
Total fixed charges from
   continuing operations                18,106          5,507          1,426            887            825
                                    ----------     ----------     ----------     ----------     ----------
Earnings (loss) before taxes
   and fixed charges                $  102,257     $   23,309     $   89,742     $    3,478     $  (14,286)
                                    ==========     ==========     ==========     ==========     ==========
Ratio of earnings to fixed
  charges(1)                               5.6x           4.2x          62.9x           3.9x         (17.3x)(2)
Coverage deficiency                 $       --     $       --     $       --     $       --     $   15,111
                                    ----------     ----------     ----------     ----------     ----------

(1)   The ratio of earnings to fixed charges was computed by dividing earnings
      (loss) from continuing operations before taxes by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(2) Earnings were inadequate to cover fixed charges. For the year ended October 31, 1998, the Company needed additional earnings of $15.1 million to achieve a ratio of earnings to fixed charges of 1.0x.